Exhibit 12.1

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	For the quarter ended	For the year ended December 31,
	March 31, 2015	2014	2013	2012	2011	2010

Fixed Charges
Interest-Expensed	$6,878	$15,130	$3,727	$7,753	$15,416	$10,198
Interest-Expensed Convert	$3,503	$8,493	$—	$—	$—	$—
Interest-Capitalized	$2,330	$8,795	$566	$597	$680	$3,380
Interest-Capitalized TALF	$—	$—	$—	$—	$—	$357
Total Fixed Charges	$12,711	$32,418	$4,293	$8,350	$16,095	$13,934
Earnings
Net Income	$23,653	$75,457	$45,045	$37,102	$25,883	$10,999
Add Back:
Fixed Charges	$12,711	$32,418	$4,293	$8,350	$16,095	$13,934
Amortization of Capitalized Interest	$1,101	$2,918	$866	$1,962	$1,455	$1,173
Less:
Interest Capitalized	$(2,330)	$(8,795)	$(566)	$(597)	$(680)	$(3,737)
Total Earnings (Loss)	$35,135	$101,998	$49,638	$46,817	$42,753	$22,370
Ratio of Earnings to Fixed Charges	2.76x	3.15x	11.56x	5.61x	2.66x	1.61x

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except ratios)

	For the quarter ended	For the year ended December 31,
	March 31, 2015	2014	2013	2012	2011	2010

Fixed Charges
Interest-Expensed	$6,878	$15,130	$3,727	$7,753	$15,416	$10,198
Interest-Expensed Convert	$3,503	$8,493	$—	$—	$—	$—
Interest-Capitalized	$2,330	$8,795	$566	$597	$680	$3,380
Interest-Capitalized TALF	$—	$—	$—	$—	$—	$357
Preferred Stock Dividends	$1,860	$7,440	$7,440	$3,079	$—	$—
Total Fixed Charges	$14,571	$39,858	$11,733	$11,428	$16,095	$13,934
Earnings
Net Income	$23,653	$75,457	$45,045	$37,102	$25,883	$10,999
Add Back:
Fixed Charges	$14,571	$39,858	$11,733	$11,428	$16,095	$13,934
Amortization of Capitalized Interest	$1,101	$2,918	$866	$1,962	$1,455	$1,173
Less:
Interest Capitalized	$(2,330)	$(8,795)	$(566)	$(597)	$(680)	$(3,737)
Total Earnings (Loss)	$36,995	$109,438	$57,078	$49,896	$42,753	$22,370
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.54x	2.75x	4.86x	4.37x	2.66x	1.61x